Exhibit 10.19

LONG TERM EMPLOYMENT CONTRACT

Between:

NorthStar Earth & Space Europe S.à r.l., established and having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, Grand-Duchy of Luxembourg, and registered in the Luxembourg Trade and Companies Register under number B266625, duly represented by Mr. Stewart Bain, Manager of category A, and by Mr. Blazej Gladysz-Lehmann, Manager of category B,

hereinafter referred to as the “Company”;

and

Brendan Thorn, born June 29, 1991 in Matsqui (Canada), residing at 6, rue du Couvent, L-1363 Hesperange, Grand-Duchy of Luxembourg,

hereinafter referred to as the “Employee”; It has been agreed as follows:

Preamble:

This employment contract (the “Agreement”) sets out the terms and conditions of the Employee’s employment with the Company (the “Appointment”).

The Company shall employ the Employee, and the Employee shall serve the Company on the terms, and subject to the conditions, of this Agreement.

1. JOB TITLE AND DUTIES

1.1 The Employee is employed to act as Senior Product Owner (“PO”). In this position, he will have to report to the Company’s board or any other designated person. His duties will require him to work closely with the development team to ensure that they have the information, resources, and support they need to build the Company’s products effectively and will notably include, but will not be limited to, the performance of the following tasks:

●	Ensure the product vision is implemented cleanly and precisely while balancing it with minimizing technical debt and sound architectural decisions, in collaboration with the technical lead.

●	Work closely with other POs to synchronize roadmaps and product vision, identify and manage dependencies to form a coherent release management plan.

●	Define the acceptance criteria for each feature or requirement and ensure that the development team understands what needs to be delivered.

●	Define and prioritize the product backlog and ensure that the development team is working on the right things at the right time.

●	Review the work produced by the development team and accept or reject it based on whether it meets the acceptance criteria.

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●	Determine which features and requirements are most important and prioritizing them based on the product roadmap and customer needs.

●	Document product releases for customers and internal teams

●	Communicate with stakeholders, including customers, the development team, and senior management, to ensure that everyone is aligned on the product vision and goals.

●	Work closely with the development team to ensure that they have the information, resources, and support they need to build the product effectively.

●	Track the performance of the product and make changes as necessary to ensure that it meets the needs of customers and the business.

1.2 The Employee’s normal duties are those reasonably consistent with the above-mentioned functions. The Company may from time to time also require the Employee to perform other duties in addition to or instead of his duties according to its assessment or its operational need, provided that such duties are commensurate with his experience and/or education.

1.3 The Company may at any time vary the capacity in which the Employee is employed, his job title and/or the nature and scope of his duties provided that such variation does not result in any material or significant loss of status or authority.

1.4 The Employee shall not undertake any work for any other employer while he is employed by the Company nor shall he be employed, engaged, concerned or interested (whether directly or indirectly) in any trade, business, undertaking or occupation other than that of the Company or the NorthStar group of companies (the “Group Companies”). “Group Companies” shall, for these purposes, include any undertaking (other than the Company) which from time to time is the Company’s subsidiary undertaking or its parent undertaking or which is a subsidiary undertaking of any such parent undertaking. It shall also include any undertaking which from time to time is a fund which is advised or managed by the Company or any associated entity of the Company, or an entity that is in receipt of investments managed by or advised by the Company or any associated entity of the Company (i.e. investees). In addition, the Employee shall notify the Company of any voluntary or unpaid work that may affect the Employee’s performance of his functions in accordance with this Agreement.

1.5 The Employee warrants that he is entitled to work in the territory of the Grand Duchy of Luxembourg undertaking the type of work for which he is employed by the Company without any additional approvals, has provided the Company with written evidence of such entitlement and will notify the Company immediately if he ceases to be so entitled during the Appointment.

1.6 The Employee acknowledges and agrees that he may be requested by the Company to hold corporate mandates in various legal entities within the framework of the Agreement and that he may not unreasonably withhold his agreement to take over such duties upon request of the Company. The terms and conditions of such corporate mandates will be determined on a case-by-case basis. The Employee further acknowledges and agrees that such corporate mandates will not give rise to additional remuneration and that the remuneration detailed under this Agreement fully covers any such activities.

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1.7 The Employee accepts that he qualifies as a senior executive (“cadre supérieur”) pursuant to articles L. 162-8 (3) and L. 211-27 (5) of the Labour Code.

2. DURATION

2.1 Notwithstanding the provisions of clauses 1.5, 2.2, 2.3, 8 and 14 of this Agreement, this Agreement is made for an unlimited period of time and the Employee’s employment with the Company shall commence, or shall be deemed to have commenced on, and these terms and conditions shall have effect from the July 3rd, 2023 (the “Commencement Date”).

2.2 This Agreement is subject to a trial period of six (6) months. The trial period will begin on July 3rd, 2023 and will end on January 3rd, 2024.

2.3 This Agreement may be terminated at any time during the trial period at 2.2 above by either party serving the other with a prior written notice of termination of twenty-four (24) days sent by registered mail to the other party.

3. LOCATION OF WORK

3.1 The Employee’s normal place of work will be at the Company’s offices within the Grand Duchy of Luxembourg or such other place within the Grand Duchy of Luxembourg which the Company may reasonably require for the proper performance and exercise of his duties.

3.2 The Employee agrees to travel for the Company’s business (both within the territory of the Grand Duchy of Luxembourg and abroad) as may be required for the proper performance and exercise of his duties.

3.3 The Employee expressly agrees that, in the performance of his services, the place of work may be modified, temporarily or not, at the Company’s sole discretion.

3.4 The Employee may, at the sole discretion of the Employer, be entitled to work remotely. In such a case, the Employee is required to keep a list of the number of working days spent, for whatsoever reason, outside Luxembourg. The Employee must release and hold the Company harmless from any obligations linked to payments of taxes and/or social security contributions due by the Employee in his country of residence in this respect.

4. HOURS OF WORK

4.1 The Employee’s working hours will be 40 (forty) hours per week, provided that the Employee is not bound by any other employment relationship during this period (as set under clause 14.2). The normal working schedule is Monday to Friday from 9 am to 6 pm.

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The Employee may however in principle determine his own working hours within the aforementioned 40 (forty) hours period, provided he will make himself available for consultation and meetings at request of the Company at any time during 9 am to 6 pm on weekdays. The date and time of these consultations, and meetings will be communicated with reasonable notice.

4.2 The Employee, being a senior executive (“cadre supérieur”), is expected to adopt a flexible approach to working hours. The Employee may be required to work overtime in addition to his normal hours of work on reasonable notice or whenever necessary for the proper performance of his duties or to meet the needs of the business. The Employee acknowledges that he will not receive any additional payment for hours worked in excess of his normal hours of work.

5. PAY

5.1 The Employee’s gross annual salary in respect of his service under this Agreement on a full-time basis shall be EUR 122,000 - (one hundred twenty-two thousand); based on the index applicable at Commencement Date) subject to all legal and statutory deductions.

The Employee’s annual salary shall be payable monthly in 12 (twelve) equal instalments at the end of each calendar month, after deduction of all duties, taxes and social security contributions as required by law.

5.2 The Employee shall receive on a full-time basis 18 (eighteen) meal vouchers per month with a face value of EUR 10.80. It is expressly agreed that the meal vouchers shall not be allocated during periods of long-term illness or dispensation from work.

5.3 Potential bonus payments, even if made repeatedly or regularly and whatever their amounts are, can never lead to a vested right for the Employee. Bonus payments are made at the Company’s sole discretion and according to the financial achievements of the Company and/or the Employee’s own achievement of goals. The Employee’s goals will be annually defined by the Employee and his line manager.

Bonus payments, if any, will be made subject to the deduction of social and tax contributions as required by applicable law.

5.4 The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the proper performance of his duties during the course of his Appointment and in accordance with the Company’s and any Group Company’s policies on expenses as communicated to the Employee from time to time, subject to the production of receipts or other appropriate evidence of payment.

5.6 In addition to the Employee’s monthly salary, at the Company’s sole discretion, the Employee will receive a monthly mobile phone allowance of up to EUR 40 - (forty) including tax and VAT. Any monthly charge (excluding VAT) exceeding this monthly allowance will be reimbursed to the Employee if this amount is justified as a business usage.

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5.7 After successful completion of his trial period as set under clause 2.2 of this Agreement, the Employee might be eligible to participate in the Company’s Employee Stock Option Plan, as may be determined by the Company’s board. Such a participation remains at the Company’s sole discretion.

5.8 The Employee shall not be entitled to additional payments under this Agreement. The Employee shall most notably not be entitled to extra compensation for overtime work, for work performed or on Sundays.

5.9 All payments to be made to the Employee arising out of or in connection with his Appointment shall be paid subject to the deduction of tax and social security contributions as required by applicable law.

6. INCAPACITY FOR WORK

6.1 In case of incapacity for work, the Employee shall inform the Company on the first day of absence of his disablement having caused the absence from work.

6.2 On the third day of absence, at the latest, the Employee is compelled to have provided the Company with a medical certificate certifying his incapacity for work and its probable duration to the Company.

The provisions of article L. 121-6 of the Labour Code shall apply.

6.3 The Company may at any time request the Employee to visit a medical practitioner, chosen at the Company’s expenses and discretion.

7. HOLIDAYS

7.1 The Employee shall be entitled to an annual paid holiday of 30 (thirty) days (in addition to public holiday) for each calendar year on a full-time basis, to be taken at a time convenient to the Company.

7.2 In the years of commencement and termination of employment, the Employee’s holiday entitlement will be calculated on a pro rata basis. Where on termination of the Employee’s employment, the Employee has taken more holiday than his annual holiday entitlement (to be calculated on a pro rata basis), the Employee will compensate the Company for each day of holiday he has taken in excess of his annual holiday entitlement.

7.3 Holidays must be taken the year they have accrued. The holidays not taken at the end of the year can, exceptionally and with the Company’s prior approval, be carried forward into the next holiday year, but not further than 31st March. After this date, any unused holiday entitlement shall be forfeited.

7.4 Both parties agree that the period during which the Company is closed (holiday season – generally 2 weeks at the end of each calendar year) must be covered within the annual paid holidays allocated to the Employee.

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8. TERMINATION OF EMPLOYMENT

8.1 Any party who wishes to terminate this Agreement has to notify the termination to the other party by registered mail or by signing for acknowledgment of receipt a copy of the notice of termination.

8.2 The termination with notice of this Agreement is subject to the compliance with the provisions of articles L. 124-1 and seq. of the Labour Code.

8.3 The termination without notice of this Agreement is subject to the compliance with the provisions of article L. 124-10 of the Labour Code.

8.4 Other than in the event of termination for serious misconduct, the legal notice period to be respected is as follows in case of dismissal:

Seniority at dismissal	Notice period
Less than 5 years	2 months
Between 5 years and less than 10 years	4 months
10 years or more	6 months

Notice shall start to run from the fifteenth (15th) day of the month, if the termination letter has been sent before that day or the first (1st) day of the following month, if the termination letter has been sent between the fifteenth (15th) and the last day of the month.

9. CONSEQUENCES OF TERMINATION

Upon termination of the Employee’s Appointment for whatever reason, or at any time on demand, the Employee shall deliver forthwith to the Company all books, documents, papers (including photocopies) in each case in whatever format they may exist, materials, computer disks and software and any other property belonging to the Company or Group Company which may then be in the Employee’s possession or under his power or control including, without limitation, any papers belonging to others which may be in his possession or under his power or control and relate in any way to the business or affairs of the Company or any Group Company or any supplier, agent, distributor, customer or client of the Company or any Group Company, and the Employee shall not without written consent of the Company retain any copies thereof.

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10. CONFIDENTIAL INFORMATION

10.1 The Employee shall not (except as authorised or required by his employment hereunder) during the continuance of his Appointment or after the termination, during a period of 25 (twenty-five) years, use (other than in the proper performance of his duties and for the purposes of the Company or any Group Company) or disclose to any person, firm, company or other organisation whatsoever any information relating to the organisation, business or finances of the Company or any Group Company or any of its investors, customers, agents or suppliers or any of its or their trade secrets or confidential details of any dealings, transactions or affairs of which the Employee is or may become in possession during his Appointment and shall keep with inviolable secrecy all matters entrusted to his, and the Employee shall use his best endeavours to prevent the disclosure or use of any such information in any manner which may injure or cause loss whether directly or indirectly to the Company or any Group Company or any of its or their officers, directors or employees.

10.2 Any notes, memoranda or copies made by the Employee during his Appointment or at any time thereafter relating to any matter within the scope of the business of the Company or any Group Company or concerning any of its or their dealings, transactions or affairs shall be and remain the property of the Company or any Group Company, and the Employee will not either during his Appointment or at any time thereafter use or permit to be used any such notes, memoranda or copies otherwise than for the benefit of the Company or any Group Company.

10.3 The Employee will not make any public statement or any statement to a person employed or associated with the media concerning the Company, any Group Company or any of its or their officers, directors or employees, investors customers or suppliers or their activities without first obtaining the written permission of the Company.

11. EMAIL & INTERNET USAGE

The Employee acknowledges that access to the Company’s computer and telephone systems is provided for business purposes only. The Employee agrees to abide, at all times, with any relevant policy or procedure issued by the Company from time to time. Unauthorised use of e-mail or internal systems is a serious breach of discipline and may result in disciplinary action against the Employee including dismissal without notice or payment in lieu of notice.

12. NON-COMPETITION & NON-SOLICITATION

12.1 The Employee undertakes not to enter within the territory of the Grand Duchy of Luxembourg in his own name and on his own behalf in any business that is in direct or indirect competition with the Company’s or any Group Company’s businesses for a period of 12 (twelve) months following the termination of this Agreement.

12.2 The Employee undertakes not to solicit or induce or endeavour to solicit or induce any person who, on the date of termination of this Agreement, is employed by the Company or any Group Company to cease working for or providing services to the Company or any Group Company.

12.3 The Employee undertakes not to solicit or induce or endeavour to solicit or induce any investor, consultant, supplier, or service provider to cease to deal with the Company or any Group Company and shall not interfere in any way with any relationship between an investor, a consultant, a supplier, or a service provider and the Company or any Group Company.

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12.4 The undertakings set out in sub-paragraphs 12.2 and 12.3 are applicable during the term of this Agreement and shall survive during a period of 5 (five) years from the term of this Agreement.

13. INTELLECTUAL PROPERTY

13.1 The Employee acknowledges and agrees that, to the fullest extent authorised by law, all intellectual property rights which are directly or indirectly related to the Company’s activities and which concern works created by the Employee in the course of his employment by the Company, upon instruction of the Company or simply by using techniques, means and/or data belonging to the Company, shall be exclusively assigned to the Company, without the Employee having the right to claim any additional remuneration other than that provided for under clause 5 (Pay) of this Agreement.

13.2 Such intellectual property rights shall in particular include, but are not limited to, all present and future author’s rights, rights on data bases, design rights or patent rights for the full term thereof, throughout the world.

13.3 The assignment of rights to the Company will in particular, but not only include the right to sell, licence, reproduce, communicate, translate, adapt, modify and in a general way put on the market either for free or against remuneration.

14. CONDITION PRECEDENTS

14.1 This Agreement is contingent upon the satisfactory completion of a medical examination as required by Luxembourg law. The costs of the medical examination will be borne by the Company.

14.2 This Agreement is subject to the condition precedent that he is not bound by any other employment contract on the Commencement Date.

14.3 This Agreement is subject to the condition precedent that the Employee has previously obtained all necessary administrative authorisation and has complied with all applicable legal requirement as regards immigration and work on the territory of Luxembourg.

14.4 The Employee confirms that he has not been convicted for criminal offences, except for traffic offences and hence accepts to provide the Company with a criminal register extract prior to the Commencement Date to evidence this assertion. The Employee further acknowledges that, due to his strategic position with the Company, a clean criminal register is an essential and determining element for the Company in view of this Agreement.

15. DATA PROTECTION

15.1 In accordance with the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (the “General Data Protection Regulation” or “GDPR”) as well as the Luxembourg data protection law of 1st August 2018 organizing the National Commission for data protection and the general system on data protection, as may be amended or replaced, and any other data protection law applicable in Luxembourg (collectively hereinafter the “Data Protection Laws”), the Employee is informed that the Company, acting as data controller, collects, stores and processes, by electronic or other means, the data supplied by the Employee during the employment relationship for the administration of this Agreement and in order to comply with the applicable legal and regulatory obligations in relation to this Agreement.

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15.2 The personal data includes: the Employee’s name, home address, phone number, nationality, Employee ID number, tax ID and social security number, immigration status, marital status, job title, salary, bonuses and other benefits, bank details, professional experience, education, performance history, qualification, hobbies and interests, images and photos, information concerning performance, career plans, medical leave information, emergency contacts and health or handicap data to the extent permitted by employment laws and regulations, copies of other personal documents, such as ID cards or passports, and any other personal information provided by the Employee to the Company (the “Personal Data”).

15.3 In addition to the Personal Data, the Company might be provided with information relating to the Employee’s relatives and/or friends as emergency contact(s). The Company hereby kindly asks the Employee to inform such relatives and friends that the Company collects and might process their personal data.

15.4 The Employee may, at his discretion, refuse to communicate the Personal Data to the Company. In this event, however, the Company may not be able to hire the person as an employee if the relevant Personal Data is necessary for its legal obligations resulting from the employment relationship with the Employee and/or to execute the Agreement.

15.5 The Personal Data is collected for the purposes of:

•	the performance of this Agreement, notably to process the Company’s payroll, withhold taxes and social security charges, maintain and improve security systems, prepare reports for public authorities (e.g. trade and companies register), etc.;

•	the legitimate interests pursued by the Company (including but not limited to the provision of the proof in the event of a dispute, of a transaction or any commercial communication as well as in connection with any proposed purchase, merger or acquisition of any part of the Company’s business; for the compliance with foreign laws and regulations and/or any order of a foreign court, government, supervisory, regulatory or tax authority; for the protection of the Company’s goods and security of the Employee and third parties interacting with the Company); and

•	the compliance with applicable legal and regulatory obligations, notably employment laws and regulations, and the amended law of 29 March 2013 on organisation of criminal record.

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15.6 The Employee is hereby informed that his Personal Data will not be processed for the purposes of commercial prospecting.

15.7 The Company stores the Personal Data in controlled-access, centralized databases, secure paper and electronic files in Canada. The access is limited to authorized users subject to a confidentiality duty, such as the human resources department, the accounting department, the Regulatory & Compliance department or the Employee’s manager, on a need to know basis.

15.8 The administration of remuneration and financial compensation of the Employee may however be outsourced to a service provider located in the European Economic Area (“EEA”), in which case such service provider, acting in the capacity of sub-contractors / data processor on the instructions of the Company, would have access to the Personal Data of the Employee. The Personal Data may also be transferred to other recipients such as administration and public authorities, social security services, insurance, banking institutions, and to professional advisors and auditors of the Company, which are located in the EEA, for the purposes mentioned above (collectively hereinafter the “Recipients”).

15.9 The Employee is informed that his Personal Data may also be transferred to a parent company, in order to enable the efficient administration of employees on a group level. Personal Data may not be transferred to other units or third parties, except the third parties listed above and except for where this is provided for by law.]

15.10 The Recipients may, under their own responsibility, disclose the Personal Data to their agents and/or delegates (the “Sub-Recipients”), which shall process the Personal Data for the sole purposes of assisting the Recipients in providing their services to the Company and/or assisting the Recipients in fulfilling their own legal obligations.

15.11 Where the Recipients are located outside the EEA in a country which does not ensure an adequate level of protection for Personal Data, the Company will enter into legally binding transfer agreements with the relevant Recipients in the form of the EU Commission’s approved model clauses. Where the Sub-Recipients are located outside the EEA in a country which does not ensure an adequate level of protection for Personal Data, the Recipients shall also enter into legally binding transfer agreements with the relevant Sub-Recipients in the form of the EU Commission’s approved model clauses. In this respect, the Employee has a right to request copies of the relevant document for enabling the Personal Data transfer(s) towards such countries by writing to the Company.

15.12 The Recipients and Sub-Recipients may, as the case may be, process the Personal Data as data processors (when processing the Personal Data on behalf and upon instructions of the Company and/or the Recipients), or as distinct controllers (when processing the Personal Data for their own purposes, namely fulfilling their own legal obligations).

15.13 Personal Data will be stored for the duration of the employment relationship and thereafter (i) if longer storage is required by any limitation periods imposed by law and (ii) until legal claims are bared under the statute of limitation.

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15.14 The Company endeavours to protect the Personal Data by using adequate security measures (maintained and improved over time in line with legal and technological improvements) and by putting in place contractual limitations on the use of the Personal Data, as the case may be.

15.15 In accordance with the conditions laid down by the Data Protection Laws, the Employee has the right to request access to his Personal Data. He may also request that his Personal Data are rectified where they are inaccurate or incomplete.

15.16 The Employee may also request that his Personal Data are erased or that data processing be restricted if the Personal Data may no longer be legitimately held or processed. The Employee further has a right of objection and a right to data portability under the conditions laid down in the Data Protection Laws.

15.17 The Employee may exercise his rights by writing to the Company.

15.18 The Employee also acknowledges the existence of his right to lodge a complaint with the Commission Nationale pour la Protection des Données (the “CNPD”) or with any competent data protection supervisory authority in their EU Member State of residence.

16. MISCELLANEOUS

16.1 The Employee represents to the Company that there are no obligations or restrictions that would keep him from joining the Company and performing the services contemplated by this Agreement and that he possesses all licenses, permits and/or approvals from the applicable regulatory authorities necessary or required for him to perform such services.

16.2 The Employee undertakes to inform the Company about any changes of his home address/domicile within 5 (five) days as of the effectiveness of such change.

16.3 The Employee shall comply at all times with the Company’s in-house rules and regulations as applicable and subject to any future amendments.

16.4 This Agreement may not be modified or amended unless in writing signed by the undersigned parties or pursuant to the applicable legal provisions. Any notice required by this Agreement shall be made in writing to the Company or to any other person as indicated from time to time, or to the Employee at his home address most recently on file with the Company.

16.5 If one or more provisions of this Agreement is/are or become(s) totally or partially invalid or unenforceable, the validity of the remaining clauses shall not be affected. The invalid or unenforceable provision shall be replaced by a valid provision which best reflects the economic purpose of the invalid or unenforceable provision.

16.6 This Agreement constitutes the entire understanding of the parties hereto concerning the employment of the Employee and cancels and supersedes all previous agreements and understandings, oral or written, between the parties (and the Group Companies) with respect to the subject matter hereof.

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17. LAW AND JURISDICTION

This Agreement and any non-contractual obligations arising out of or in relation to this Agreement shall be governed by, and shall be construed in accordance with, the laws of Luxembourg, especially the Labour Code, and the parties give exclusive jurisdiction to the Luxembourg Courts.

This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. If a party signs the signature page and faxes (or scans and emails) the signature page to the other party or signs this Agreement by electronic signature, then such signature page shall be deemed an original signature page to this Agreement and shall constitute the execution and delivery of this Agreement by the sending party.

Done in two originals in Luxembourg on May 18th, 2023, each Party declaring having received one original.

The Company

/s/ Stewart Bain		/s/ Blazej Gladysz-Lehmann
By:	Mr. Stewart Bain	By:	Mr. Blazej Gladysz-Lehmann
Title:	Manager of category A	Title:	Manager of category B

The Employee

/s/ Brendan Thorn
Name:	Brendan Thorn

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